EXHIBIT 5.1

LAW OFFICES
OF
DAVID E. WISE, P.C.
ATTORNEY AT LAW
The Colonnade
 9901 IH-10 West, Suite 800
San Antonio, Texas 78230
(210) 558-2858

December 13, 2011

Isaac H. Sutton, Chief Executive Officer
SavWatt USA, Inc.
1100 Wicomico Street, Suite 700
Baltimore, MD 21230
Re: SavWatt USA, Inc. - Registration Statement on Form S-8

Dear Mr. Sutton:

We have acted as special counsel to SavWatt USA, Inc., a Delaware corporation ("Company"),  in connection  with a Registration  Statement on Form S-8,  filed with the  Securities  and Exchange  Commission December 13, 2011 ("Registration Statement").  The Registration Statement covers 250,000,000 shares and options to purchase shares of the Company’s common stock ("Common Stock"), to be issued pursuant to the Company’s 2011 Equity Incentive Plan Number 2  (“2011 Plan”).

In  connection with this  opinion,   we  have  examined  (i)  the  Articles  of Incorporation,  as amended, and By-Laws of the Company;  (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to  authorize  the adoption of the 2011 Plan;  (iii) the Registration  Statement  (including all exhibits  thereto);  (iv) your responses to our Form S-8 Questionnaire and the Company’s covenants and undertakings contained therein; and (v) such other documents as we have deemed  appropriate or necessary as a basis for the opinion hereinafter expressed.

In  rendering  this  opinion,  we  have  assumed  the  genuineness  of  all signatures and the authenticity of all documents submitted to us as certified or photo static  copies.  As to questions of fact material to this  opinion,  where such facts have not been  independently  established,  and as to the content and form of the Articles of Incorporation and amendments thereto, By-Laws, minutes, records,  resolutions and other  documents and writings of the Company,  we have relied to the extent we deem reasonably appropriate upon your representations or certificates of officers or directors of the Company without  independent  check or verification of their accuracy.

Unless an employment agreement or consulting agreement has been provided to us and is included as an exhibit to the Registration Statement, we have not been asked to draft, review or opine as to such employment agreement’s or consulting agreement’s compliance with the terms and conditions of the 2011 Plan or the Company’s compliance with the General Instructions to Form S-8.

This opinion is being issued solely to the Company in connection with the requirements of the Securities and Exchange Commission (“SEC”) rules related to Form S-8 registration statements.  This opinion shall not be relied upon by the Company or any person to whom the Company grants options to purchase common stock, awards common stock or issues common stock, as each option grant, stock award and stock issuance under the 2011 Plan must be carefully considered and approved by the Company’s board of directors, which is the final arbiter of compliance with the 2011 Plan and applicable SEC rules and regulations.

Moreover, this opinion shall not be relied upon by (i) persons who receive options or shares of common stock under the 2011 Plan, (ii) broker-dealers who are asked to sell such common stock through channels of securities distribution, (iii) banks, lenders or other assignees or pledgees of any person receiving options or shares of common stock under the 2011 Plan, as a separate legal opinion (“Separate Opinion”) shall be required in order for such persons to obtain their options or shares of common stock, for the transfer agent or registrar to issue options or shares of common stock under the 2011 Plan and for any broker-dealer planning to sell such shares of common stock on the open market, and such Separate Opinion shall be based on the specific circumstances related to such option holders, shareholders, option grants, stock issuances and stock sales in light of the terms and conditions of the 2011 Plan and the applicable SEC rules and regulations.

Based  upon and  subject to the  foregoing,  and having due regard for such legal  considerations  as we  deem  relevant,  we are of the  opinion  that  the 250,000,000  shares of common stock reserved for issuance under the 2011 Plan have been duly authorized and upon payment for and issuance of the shares of common stock in the manner described in the 2011 Plan,  subject to  distribution as described in the Registration  Statement,  and  subject  to  effectiveness  of  the  Registration Statement  described above, such shares will be legally issued,  fully paid and nonassessable.

We call your attention to the fact that the undersigned is a member of the Texas Bar and the Company is a Delaware corporation.  We are familiar with Delaware Corporate Law to an extent where we are able to form this opinion.

We hereby  consent  to the  filing of this  opinion  as an  Exhibit  to the Registration  Statement and to the reference made to this firm under the heading "Interests of Named Experts and Counsel" in the Prospectus contained in the  Registration  Statement and all amendments thereto, but we do not consent to the use of this opinion for any other purpose.

Sincerely,

Law Offices of David E. Wise, P.C.

/s/ David E. Wise

David E. Wise, Attorney at Law